UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Amplify Snack Brands, Inc.

(Name of Subject Company)

Amplify Snack Brands, Inc.

(Name of Persons Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

03211L102

(CUSIP Number of Class of Securities)

Thomas C. Ennis

President and Chief Executive Officer

500 West 5th Street, Suite 1350

Austin, TX 78701

(Name, Address and Telephone Number, including area code, of Agent For Service)

With copies to:

James A. Matarese, Esq.

Bradley C. Weber, Esq.

Andrew H. Goodman, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by Amplify Snack Brands, Inc. on December 18, 2017 (including all exhibits attached thereto) is incorporated herein by reference.